Exhibit 99.1


                             CENTRAL COAST BANCORP

PRESS RELEASE                           Contact:    Robert Stanberry
                                                    Chief Financial Officer
For Release 9:00am EST                              (831) 422-6642


               CENTRAL COAST BANCORP ANNOUNCES RECORD EARNINGS

                         FOR THE 17th CONSECUTIVE YEAR

Salinas, California - January 23, 2001. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record net income for both the quarter and year ended December 31, 2000. Net income for 2000 increased 10.9% to $8,926,000 versus $8,051,000 in 1999.
Diluted earnings per share for 2000 were up 13.6% to $1.25 from $1.10 in 1999. This is the 17th consecutive year of higher year over year earnings since the Bank's first year of operations in 1983. For 2000, the Company realized a return on average equity of 16.0% and a return on average assets of 1.41%, as compared to 15.5% and 1.43% for 1999.

Net income for the fourth quarters of 2000 and 1999 was $2,354,000 and $2,329,000, respectively. Diluted earnings per share for the two periods were $0.33 and $0.32. The earnings per share for the 1999 periods have been adjusted for the 10% stock dividend distributed in February 2000.

At December 31, 2000, the Company had total assets of $704,864,000, which was an increase of $111,419,000 (18.8%) from year-end 1999. At December 31, 2000, loans totaled $473,395,000, up $77,798,000 (19.7%) from the ending balances  on  December  31,  1999.  Deposit  growth in 2000,  net of  returning
$20,000,000 of State of California certificates of deposit, was $135,021,000 (27.1%) resulting in ending deposit balances of $633,210,000.

Nick Ventimiglia, Chairman, President and CEO, stated that, "Once again we are pleased to be able to add one more year to the Bank's now 17th consecutive year of increased earnings. We are also extremely proud of the balance sheet growth the Bank has achieved this year. It has all come from internal growth and the branch expansions into Watsonville and Hollister. Our continued goal is to increase shareholder value by becoming the dominant community based financial institution in the markets we serve by providing civic leadership and quality services."

Financial Summary:
------------------

Within the following discussion interest income, net interest income and net interest margin are presented on a fully taxable equivalent basis.

Net interest income for 2000 was  $33,927,000,  a $5,293,000  (18.5%)  increase over 1999. Interest income was up $9,935,000 (23.5%). Average loan balances were $68,989,000 (19.8%) higher in 2000. The higher balances added $6,388,000 to interest income. The average loan yield increased 67 basis points, which increased interest income by $2,783,000. Interest on investment securities decreased $144,000 as average balances decreased
$12,066,000. The average balance of Fed Funds sold increased $13,704,000 resulting in an increase in interest income of $678,000. The average rate received on Fed Funds sold increased 136 basis points. The higher rates added $230,000 to interest income.

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Interest   expense  was  $4,642,000   higher  in  2000.   Average  balances  of
interest-bearing   liabilities   were  higher  by   $49,628,000,   which  added
$2,726,000  to  interest  expense.   Average  rates  paid  on  interest-bearing
liabilities were up 66 basis points for the year. The higher rates added $1,916,000 of interest expense. Most of the added interest expense in 2000 was attributable to growth in time deposits and the higher rates paid on those deposits.

Net interest margins for the years of 2000 and 1999 were 5.88% and 5.65%, respectively. During 2000, as interest rates rose, the variable rate loans repriced more quickly than the deposits resulting in quicker growth in interest income and an improving net interest margin.

In 2000, the Bank provided $3,983,000 for loan losses as compared to $1,484,000 in 1999. The provision for loan losses in the fourth quarter of 2000 was $1,127,000, which was down $403,000 from the $1,530,000 recorded in the third quarter of 2000. As discussed in the third quarter 2000 press release, industry experience indicates that higher provisions be maintained when there is significant loan growth and loan concentrations. For the second straight year loan growth exceeded $77,000,000. For 2000 this represented growth of 19.7% and in 1999 the growth was 26.7%. Besides providing  allowance  for loan  losses for the  preceding  factors,  additional loan loss provisions were needed during 2000 for some specific loan classifications. A significant portion of the provision in 2000 resulted from several loans to a single borrower being classified as substandard, which lead to a provision of approximately $1,185,000. At December 31, 2000, these loans were performing in accordance with their terms and conditions.
Non-performing assets were $754,000 at December 31, 2000 as compared to $2,110,000 at the same date in 1999. The ratios of the allowance for loan losses to nonperforming assets on those two dates were 1,243% and 265%, respectively. The allowance for loan losses to total loans at those dates was 1.98% and 1.41%, respectively.

Noninterest income was up $202,000 (9.1%) in 2000 over the same period in 1999. The increase was due to higher volumes, new fees and new products. Noninterest income was negatively impacted in the fourth quarter of 2000 as the Bank realized a loss of $194,000 on the sale and repositioning of investment securities. In all of 1999, the Bank had a realized gain of $45,000 on the sale of investment securities.

Noninterest expenses increased $1,365,000 (8.5%) in 2000 over 1999. Expenses related to the two new branches accounted for $413,000 of the overall increase. The following discussion regarding noninterest expenses excludes the expenses of the two new branches. Salaries and benefits were up $678,000 (7.4%). Base salaries increased $421,000 (6.2%) due to normal merit reviews, competitive employment environment and staffing additions during the year. Benefit costs increased commensurate with the salaries. Occupancy and fixed assets expense increased $461,000 (17.4%). Much of the increase is attributable to the full year effect of the relocation of two branches and remodeling of one branch and operations office space during 1999. Other expenses decreased $187,000 (4.4%). In 1999, the Bank incurred one-time costs of approximately $245,000 associated with the merger of the Bank of Salinas and Cypress Bank to form Community Bank of Central California. Normal price increases and growth in the Bank's operations accounted for the remaining higher expenses. The efficiency ratio (fully taxable equivalent) for 2000 was 47.9% as compared to 52.0% in 1999.


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Central  Coast  Bancorp  operates as a holding  company for  Community  Bank of
Central California. Community Bank, headquartered in Salinas, has branch offices located in the Monterey County communities of Salinas, North Salinas, Monterey, Seaside, Marina, Castroville, Gonzales and King City, in the Santa Cruz County community of Watsonville and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area. The Bank has an Internet web site at www.community-bnk.com.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Changes to such risks and uncertainties, which could impact future financial performance, include, among others: (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in the operating market areas of the Company and the Bank; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets. This entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.





























                  301 Main Street, Salinas, California 93901


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


                            CENTRAL COAST BANCORP
                        CONSOLIDATED FINANCIAL DATA
                                (Unaudited)
                  (Dollars in thousands, except share data)

                                       Three Months Ended      Twelve Months Ended
                                          December 31             December 31
Statement of Income Data                 2000      1999          2000      1999
                                         ----      ----          ----      ----
    Interest income                    $ 13,656  $ 11,269      $ 51,415   $ 41,517
    Interest expense                      4,890     3,681        18,290     13,648
                                        -------   -------       -------    -------
    Net interest income                   8,766     7,588        33,125     27,869
    Provision for loan losses             1,127       529         3,983      1,484
    Noninterest income                      583       569         2,433      2,231
    Noninterest expense                   4,654     4,285        17,408     16,043
    Provision for taxes                   1,214     1,014         5,241      4,522
                                          -----     -----         -----      -----
    Net income                          $ 2,354   $ 2,329       $ 8,926    $ 8,051
                                        =================       ==================

Share Data (adjusted for 10% stock dividend distribution on February 28, 2000)
    Earnings per share
      Basic                               $ 0.35   $ 0.33         $ 1.29    $ 1.14
      Diluted                             $ 0.33   $ 0.32         $ 1.25    $ 1.10
    Book value per common share                                   $ 8.90    $ 7.52

    Shares outstanding                 6,722,000  7,084,000   6,722,000  7,084,000
    Weighted average shares            6,760,000  7,084,000   6,920,000  7,072,000
    Weighted average diluted shares    6,999,000  7,292,000   7,125,000  7,317,000

Balance Sheet Data
    Total assets                                            $ 704,864    $ 593,445
    Securities, available-for-sale                            152,276      145,435
    Total loans, gross                                        473,395      395,597
    Allowance for loan losses                                  (9,371)      (5,596)
    Total deposits                                            633,210      518,189
    Total shareholders' equity                                 59,854       53,305
    Unrealized gain (loss) on securities
     available-for-sale, net                                   (1,062)      (4,702)

    Nonperforming loans                                           559        1,930
    Other real estate owned                                       195          180

Selected Financial Ratios
    Return on average total assets            1.42%     1.57%      1.41%     1.43%
    Return on average equity                  16.1%     17.7%      16.0%     15.5%
    Net interest margin (tax equivalent
     basis)                                   5.93%     5.82%      5.88%     5.65%
    Allowance for loan losses to total
     loans                                                         1.98%     1.41%
    Allowance for loan losses to NPL's                             1676%      290%
    Allowance for loan losses to NPA's                             1243%      265%
    Total risk based capital ratio                                 12.3%     13.8%
    Tier 1 Capital ratio                                           11.1%     12.6%


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